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                                                                    EXHIBIT 10.2

August 22, 2001


Dr. Michael D. Griffin
12325 Myterra Way
Oak Hill, VA  20171

Dear Mike:


This letter of agreement ("Agreement") serves to acknowledge that your last day of employment at Orbital Sciences Corporation is August 24, 2001. You will be eligible for severance benefits, conditional upon your signing this Agreement. The following information relates to your pay, benefits, and other employment-related issues:

FINAL PAYMENTS

1. You are eligible to receive six (6) months of severance pay, paid in a lump sum. Should you not obtain other full time employment by February 24, 2002, you will be eligible to continue to receive severance, paid on a bi-weekly basis, for up to an additional three (3) months. You will also be paid all unused composite leave on record as of your separation date. Your severance and composite leave payments will reflect deductions of all applicable taxes and withholdings.

2. You will to receive a bonus for calendar year 2001 (less deductions for all applicable taxes and withholdings) when Orbital pays bonuses to employees in early 2002. The percentage of your target bonus that you will receive will reflect the percentage granted to Corporate employees.

OTHER

3. You will be given the opportunity to utilize career counseling and placement services through Lee Hecht Harrison for three months. A representative from Lee Hecht Harrison will contact you to establish an initial meeting.

4. Effective August 24, 2001, a consulting contract for a period of one year will be offered. During this period, Orbital will cooperate with you in an effort to maintain your current Security Clearance.

5. Office space and limited administrative support will be provided at Orbital for a period of six months.

BENEFITS

6. Through COBRA, Orbital will pay the full cost of your medical/dental group insurance, based upon your current level of elections, for a period of one year. After that date, you may elect to continue your medical and/or dental insurance benefits at your own expense for up to an additional six months through COBRA. You are also eligible to convert your health coverage to an individual policy.

7. Subject to your signing the Consulting Agreement dated August 24, 2001 between you and Orbital Sciences Corporation, your stock options granted under the Orbital Sciences Corporation 1997 Stock Option and Incentive Plan (the "1997 Plan") will remain in effect during the term of the Consulting Agreement in accordance with the terms of the 1997 Plan and on the same vesting schedule which would have been in effect had your services as an employee not ceased on August 24, 2001. When your Consulting Agreement terminates, this will constitute a "termination of employment" under the Plan and you will have a period of six months in which to exercise your vested stock options. Your options granted under the Orbital Imaging Corporation 1996 Stock Option Plan (the "ORBIMAGE Plan") will also remain in effect during the term of your Consulting Agreement. When your Consulting Agreement terminates, you will have a period of three months in which to exercise your vested ORBIMAGE Plan options. With respect to options granted to you under the Orbital Sciences Corporation 1990 Stock Option Plan (the "1990 Plan"), your change in status from employee to consultant is a termination of employment pursuant to the terms of the 1990 Plan. You have a period of three months from your August 24, 2001 termination date in which to exercise your 1990 Plan vested stock options.




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8.   Your group life and accidental death and dismemberment (AD&D) insurance terminates at midnight on your separation date. You will have the opportunity to convert this coverage to an individual policy. Your supplemental life insurance policy is considered an individually-owned policy, so there is no conversion involved. Your request for conversion of group life, AD&D and/or portability of supplemental life insurance must be submitted to Reliance Standard Life Insurance Company within 31 days from your termination of employment. Reliance will provide you with payment rates, which may vary from your current rates. Please contact Sherry Smith at (703) 406-5993 to request the necessary forms.

9. Your short-term and long-term disability coverage terminates at midnight on your separation date.

10. You may continue your ARAG group legal insurance for the remainder of the plan year. Please call ARAG's representative, Laura Lanigan, at (800) 888-4184 for further details and rates.

11. You have the option to make after-tax contributions on your Flexible Spending Health Care Account (HCA) on a monthly basis until the end of the current plan year (December 31, 2001). If you make no further contributions, you may only submit valid HCA claims for reimbursement that were incurred between your HCA effective date in 2001 and your last date of contribution. Please contact Sherry Smith at (703) 406-5993 if you wish to make after-tax contributions to your HCA.

12. Distribution of vested 401(k) plan contributions will be handled directly through CIGNA's AnswerLine. By calling the telephone number in the enclosed brochure, you can discuss your ditribution options with a CIGNA Distribution Specialist. A summary of the most frequently asked questions and answers regarding the 401(k) plan is also enclosed.

13. You may choose from among three options for receiving funds from your Orbital Sciences Deferred Compensation Plan account. You may elect 1) an immediate lump sum cash distribution, 2) a lump sum cash distribution paid within one year of your termination, or 3) monthly installment payments (not to exceed 120 payments). A Payment of Benefit Election Form is attached.

COMPANY PROPERTY

14. You are expected to release and return all records and property in your possession that belong to or relate in any manner to the affairs of Orbital, including: computer(s), keys, files and credit cards, Sprint FONCARD, employee handbook and employee identification badge.

NON-DISCLOSURE AGREEMENT

15. You are reminded of your legal obligations regarding proprietary rights and information of Orbital Sciences Corporation, which you assumed when you joined Orbital. As you may be aware, these obligations survive the termination of your employment with Orbital and may therefore have a bearing on your future activities. A copy of the agreement is attached.

RELEASE

16. The benefits you are being offered are more than what Orbital Sciences Corporation (Orbital) is required to provide under its normal policies and procedures upon the termination of your employment. If you wish to receive these benefits, you must sign this letter stating that you are releasing and waiving any claims you may have against Orbital.

You understand that, except for the applicable benefits described above, you will receive no other wages, benefits, or other payments from Orbital.

In return, you promise and agree to release Orbital, all current and former parents, subsidiaries, related companies, partnerships, or joint ventures, their predecessors and successors; as well as all past, present, and future employees, officers, directors, stockholders, owners, representatives, assigns, attorneys, agents, insurers, employee benefit programs (and the trustees, administrators, fiduciaries, and insurers of such programs), and any




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other persons acting by, through, under, or in concert with any of the persons or entities listed, and their successors, from all claims you may have based on your employment or the termination of employment with Orbital. You understand that this includes rights or claims under federal, state or local anti-discrimination laws, including the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, the Equal Pay Act, the Americans With Disabilities Act, common law or statutory claims for breach of contract, wrongful termination or tort claims, and legal claims of any sort, whether you know about them at this point in time or not. You are not releasing any claims under the Age Discrimination in Employment Act that arise after you sign this Agreement and Release. Except to the extent governed by federal law, the statutes and common law of the Commonwealth of Virginia shall govern this Release.

You represent that you have not filed any complaints or charges against Orbital with any governmental agency or any court, and that you will not do so hereafter. You agree to keep the fact of this Agreement, as well as the terms, conditions, benefits and payments of this Agreement confidential and not to disclose the terms, conditions, benefits and payments of this Agreement to any person or entity which is not a party to this Agreement.

You understand that this Agreement represents no implication of admission of liability or wrongdoing by Orbital, and that the existence and execution of this Agreement shall not be considered, and shall not be admissible, in any proceeding as an admission by Orbital of any liability, error or violation of law.

You agree that you shall hold in confidence and not directly or indirectly disclose any confidential or proprietary information of Orbital, its subsidiaries or affiliates to any person or entity, or use any such confidential and proprietary information for any purpose, except as authorized by Orbital, provided that the forgoing restrictions shall not apply to information that becomes known to and available for use by the public other than as a result of your unauthorized acts or failures to act. You acknowledge that all materials that in any way contain, incorporate or reflect confidential or proprietary information of Orbital, its subsidiaries or affiliates, including but not limited to documents, reports, plans, notes, memoranda, sketches, drawings, discs and records (including electronic records), belongs exclusively to Orbital. You agree to promptly deliver to Orbital all copies of such materials that you may possess or have under your control.

You agree not to solicit for employment (or to assist with such solicitation), or to hire (including employment as a full-time or part-time employee or consultant) any employee or contractor of Orbital for a one-year period after your termination from Orbital. The restrictions set forth in this paragraph apply to the solicitation or hiring of any person who is an employee or consultant of Orbital as of the date of your termination from Orbital.

You agree to refrain from making untruthful oral or written statements to the public, or any third party, about Orbital, your employment with Orbital, or any general matter concerning Orbital's reputation, standing in the business community, or business practices, or the reputation, standing in the business community, or business practices of any present of former officers, directors, employees, consultants or independent contractors of Orbital.

You hereby acknowledge that you first received a copy of the original of this Separation Agreement and Release on August 22, 2001; that you were given a period of 21 days to review and consider it; that you understand you could use as much of the 21-day period as you wish; that you were strongly encouraged to consult with a lawyer or advisor, and did so, if and to the extent you saw fit; you understand the language of this agreement and its effect; and that you are signing it voluntarily and of your own free will.

You understand and agree that this Separation Agreement and Release is final and binding if you do not revoke it. You understand that you may revoke it within seven days of signing it by delivering a written notice of revocation to Emily Bender, 21839 Atlantic Blvd., Dulles, VA 20166, no later than the close of business on the seventh day after the Agreement is signed. If you revoke the Separation Agreement and Release in a timely manner, it will not be effective or enforceable and you will not receive the severance benefits described above.




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You understand that this letter sets forth the entire agreement between you and
Orbital; you acknowledge that you are not relying on any other representation or statement; you acknowledge this Agreement shall be binding on your successors, heirs or representatives, and will enure to the benefit of all released parties and their successors, heirs, or representatives. You acknowledge that the Agreement may not be modified or canceled in any manner except by a written statement signed by both you and an authorized Orbital official.




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Emily Bender                        Date
Sr. Director, Human Resources
Orbital Sciences Corporation





I hereby agree to and accept the terms of this Separation Agreement and Release. I understand that this Agreement contains a full and final release of all claims, known and unknown, that I have against Orbital.




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Michael D. Griffin                  Date